EXHIBIT 10.3

Designer

Jose Akdar Lubis

85 Lambton Quay Pipitea,

Wellington 6011

New Zealand

Tel: +64 4-445 6127

joseaAlubis@yahoo.com

February 26, 2015

Uvic Inc.

2235 E. Flamingo Rd. #100g

Las Vegas NV 89119

Tel: 702-608-4543

Confirmation of Engagement

Project Title/Description: Web Design, Web catalog for Uvic Inc.

Pages design and Templates. Works on all modern browsers (IE9+, Latest Build of Firefox, Chrome and Safari). Mobile support.

Schedule: Preliminary Designs: August 9, 2015, Final Design: October 01, 2015

Copyright Usage: The rights granted to Uvic Inc. (“Client”) are for the usage of the Final Design in its original form. Client has rights to modify the Final Design. Client shall have: exclusive rights, unlimited duration, worldwide, electronic use, this web design only. All other rights to be negotiated separately.

Fee: $3,000

TERMS

1.

Revisions: Revisions may be made only by the Designer at the Preliminary Design phase. Additional fees will be charged for revisions made after 3 preliminary design revisions, and for additions to project scope.

2.

Payment Schedule: Fifty percent (50%) $1,500 upon project commencement, remaining upon project completion.

3.

Payment Terms: Payment due Net Thirty (30) days from Final Design. A one and one half (1.5%) monthly service charge will be billed against late payments. Grant of copyright is conditioned upon receipt of final payment, and upon Client's compliance with the terms of this agreement.

4.

Cancellation Fees: In the event of Cancellation, Designer will be compensated for services performed through the date of cancelation in the amount of a prorated portion of the fees due. Upon cancellation all rights to the website revert to the Designer and all original art must be returned, including sketches, comps, or other preliminary materials.

5.

Credits and Promotion: A credit line suitable to the design of the pages will be used. Client agrees to pay an additional fifty percent (50%) of the total fee, excluding expenses, for failure to include credit line. Designer reserves the right to include screen shots of the completed work in his portfolio.

6.

Preliminary Works: Designer retains all rights in and to all Preliminary Designs. Client shall return all Preliminary Designs to Designer within thirty (30) days of completion of the project and all rights in and to any Preliminary Designs shall remain the exclusive property of Designer.

7.

Permissions and Releases: The Client agrees to indemnify and hold the Designer harmless against any and all claims, costs, and expenses, including attorney's fees, due to materials included in the Design at the request of the Client for which no copyright permission or privacy release was requested, or for which uses exceed the uses allowed pursuant to a permission or release.

8.

Miscellaneous: This Agreement shall be binding upon the parties, their heirs, successors, assigns, and personal representatives. This Agreement constitutes the entire understanding of the parties. Its terms can be modified only by a writing signed by both parties, except that the Client may authorize expenses or revisions orally. Any dispute arising out of this agreement will be resolved by negotiation between the parties. A waiver of a breach of any of the provisions of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions. This Agreement shall be governed by the laws of the State of California and courts of such state shall have exclusive jurisdiction and venue.

This Agreement must be signed and returned before Designer can schedule or begin this job.

Designer Signature /S/ Jose Akdar Lubis	Jose Akdar Lubis	Date February 26, 2015
Client Signature /S/ Iuldashkhan Umurzakov	Uvic Inc.	Date February 26, 2015